UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Tactile Systems Technology, Inc.
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Tactile Systems Technology, Inc.
1331 Tyler Street NE, Suite 200
Minneapolis, Minnesota 55413

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2019 Annual Meeting of Stockholders of Tactile Systems Technology, Inc. will be held on Thursday, May 9, 2019, at 8:30 a.m. Central Time, at Wells Fargo Center, Suite 2200, 90 South Seventh Street, Minneapolis, Minnesota 55402. The purposes of the meeting are the following:

1.     to elect seven directors, William W. Burke, Raymond O. Huggenberger, Gerald R. Mattys, Richard J. Nigon, Cheryl Pegus, Kevin H. Roche and Peter H. Soderberg, to serve until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.     to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.     to approve, on an advisory basis, the 2018 compensation of our named executive officers as disclosed in the accompanying proxy statement;

4.     to vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers;

5.     to approve an amendment to our Certificate of Incorporation to eliminate the supermajority voting requirement for stockholders to amend our By-Laws; and

6.     to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Only Tactile Systems Technology, Inc. stockholders of record at the close of business on March 13, 2019 will be entitled to vote at the meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials and our 2018 Annual Report to Stockholders. The Notice contains instructions on how to access those documents and to cast your vote via the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2018 Annual Report to Stockholders. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, even if you plan to attend the meeting, please vote as soon as possible by submitting your proxy via the internet at the address listed on the Notice or proxy card, by telephone using the toll-free number listed on the proxy card or by signing, dating and returning the proxy card.

By Order of the Board of Directors,

Minneapolis, Minnesota March 26, 2019	Gerald R. Mattys Chief Executive Officer and Director

Transactions with Related Persons	44
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	44
HOUSEHOLDING OF PROXY MATERIALS	44
AVAILABILITY OF FORM 10-K	45
INCORPORATION BY REFERENCE	45
APPENDIX A - RECONCILIATION OF NON-GAAP FINANCIAL MEASURE	46
APPENDIX B – PROPOSED AMENDMENT OF THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TACTILE SYSTEMS TECHNOLOGY, INC.	47

TACTILE SYSTEMS TECHNOLOGY, INC.
PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors (the “Board of Directors” or “Board”) has made this Proxy Statement and related materials available to you on the internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2019 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, May 9, 2019, at 8:30 a.m. Central Time, at Wells Fargo Center, Suite 2200, 90 South Seventh Street, Minneapolis, Minnesota 55402, and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about March 26, 2019.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 9, 2019:  This Proxy Statement and our 2018 Annual Report to Stockholders are available at www.proxyvote.com.

In this Proxy Statement, the terms “Tactile Medical,” “we,” “us,” “our,” and the “Company” refer to Tactile Systems Technology, Inc. The mailing address of our principal executive offices is Tactile Systems Technology, Inc., 1331 Tyler Street NE, Suite 200, Minneapolis, Minnesota 55413.

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual Meeting and the matters to be voted on at the Annual Meeting or at any adjournments or postponements thereof. We urge you to read the remainder of this Proxy Statement carefully because the information in this section does not provide all information that might be important to you. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to in this Proxy Statement, which you should read carefully.

What is the purpose of the Annual Meeting?

The Annual Meeting is being held for the purpose of considering and taking action with respect to the following:

1.

to elect seven directors, William W. Burke, Raymond O. Huggenberger, Gerald R. Mattys, Richard J. Nigon, Cheryl Pegus, Kevin H. Roche and Peter H. Soderberg, to serve until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
3.	to approve, on an advisory basis, the 2018 compensation of our named executive officers as disclosed in this Proxy Statement;

4.	to vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers;
5.	to approve an amendment to our Certificate of Incorporation to eliminate the supermajority voting requirement for stockholders to amend our By-Laws; and
6.	to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Why is this the first year that the Company is holding an advisory stockholder vote on executive compensation and an advisory vote on the frequency with which that vote should occur?

Prior to 2019, we were an “emerging growth company” under applicable federal securities laws, and therefore we were permitted to take advantage of certain reduced public company reporting requirements. These reduced requirements included being able to provide scaled executive compensation disclosures and not being required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes should be conducted.

Due to the market value of our common stock held by non-affiliates as of the last business day of our second fiscal quarter of 2018, we no longer qualified as an emerging growth company as of December 31, 2018. As a result, this Proxy Statement contains additional executive compensation disclosures that were not required in prior years’ proxy statements, and also includes, for the first time, proposals for our stockholders to vote, on an advisory basis, on the compensation of our named executive officers in 2018 and on the frequency with which such votes should be conducted in the future.

Who is entitled to vote at the Annual Meeting?

As of the close of business on March 13, 2019, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 18,810,578 shares of our common stock, par value $0.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder.

What constitutes a quorum for the Annual Meeting?

Our Amended and Restated By-Laws (the “By-Laws”) provide that a majority of the voting power of the shares of stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the General Corporation Law of the State of Delaware (the “DGCL”), shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.”

What are broker non-votes?

If your shares are held in “street name,” your broker, bank or other nominee is required to vote your shares according to your instructions. If you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1, 3, 4 and 5 are “non-discretionary”

items. If you do not instruct your broker, bank or other nominee how to vote with respect to those proposals, it may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary item, and your broker, bank or other nominee will be able to vote on this proposal even if it does not receive instructions from you.

What vote is required to approve each proposal?

The following sets forth the votes that are required from the holders of common stock to approve each of the proposals, and the impact of abstentions and broker non-votes:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Directors will be elected by a plurality of the votes cast. The nominees receiving the most FOR votes will be elected.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

2	Ratification of appointment of independent registered public accounting firm	The holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Broker non-votes will not affect the outcome of the vote.

3	Advisory vote to approve the compensation of our named executive officers	The holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Broker non-votes will not affect the outcome of the vote.

4	Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers	While advisory and non-binding, the frequency (every one, two or three years) that receives the most votes will be considered as representing the stockholders’ preference.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

5	Approval of an amendment to our Certificate of Incorporation to eliminate the supermajority vote requirement for stockholders to amend our By-Laws	The holders of a majority of the outstanding shares of our common stock must vote FOR to approve the proposal.	Abstentions and broker non-votes will have the same effect as votes cast AGAINST the proposal.

What are the Board of Directors’ recommendations on how I should vote my shares?

•	Proposal 1: FOR all nominees for election as directors.
•	Proposal 2: FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
•	Proposal 3: FOR the advisory vote to approve the compensation of our named executive officers.
•	Proposal 4: FOR ANNUAL for the frequency of future advisory votes on executive compensation.
•	Proposal 5: FOR the approval of the amendment to our Certificate of Incorporation to eliminate the supermajority voting requirement for stockholders to amend our By-Laws.

How can I vote?

In Person

If you are a stockholder of record, you may vote in person at the meeting. We will give you a ballot when you arrive. If you hold your shares through a broker, bank or other nominee and wish to vote in person at the meeting, you must obtain a valid legal proxy from the firm that holds your shares.

By Proxy

If you do not wish to vote in person or will not be attending the meeting, you may vote by proxy through the following means.

If you are a stockholder of record, you have several choices. You can vote your shares by proxy:

•	by mailing a proxy card;
•	via the internet; or
•	over the telephone.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares through a broker, bank or other nominee, the firm that holds your shares will provide you with materials and instructions for voting your shares.

If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

Can I change my vote after I have submitted a proxy?

If you are a stockholder of record, you may revoke your proxy by (1) following the instructions on the Notice or proxy card, as applicable, and entering a new vote by mail, over the internet or by phone by the time specified on the Notice or proxy card, as applicable, (2) sending a written notice of revocation to

Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy).

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to revoke or change your vote.

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the internet, you are responsible for any internet access charges that you may incur. Our directors, officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise.

What is the deadline for submitting a stockholder proposal for the 2020 annual meeting?

Any stockholder proposal intended to be included in the proxy statement for the 2020 Annual Meeting of Stockholders must satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), and be received no later than November 27, 2019.

In addition, our By-Laws contain advance notice provisions requiring a stockholder who wishes to present a proposal or nominate directors at our next Annual Meeting of Stockholders (whether or not to be included in the proxy statement) to comply with certain requirements, including providing timely written notice thereof in accordance with our By-Laws. To be timely for our 2020 Annual Meeting of Stockholders, any such proposal must be delivered in writing to our Corporate Secretary at our principal executive offices between the close of business on January 10, 2020 and the close of business on February 9, 2020. If the date of the next Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the first anniversary of the 2019 Annual Meeting of Stockholders, then notice by the stockholder must be delivered no earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of (1) the 90th day prior to the date of such Annual Meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is not divided into classes and each director serves for a one-year term until the next annual meeting of stockholders. Our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an election of directors. Vacancies on the Board of Directors, resulting from any cause, and newly created directorships resulting from any increase in the number of directors, are filled exclusively by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and not by stockholders. A director elected by the Board of Directors to fill a vacancy shall hold office for the remainder of that term and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders at the Annual Meeting are the seven current directors: William W. Burke, Raymond O. Huggenberger, Gerald R. Mattys, Richard J. Nigon, Cheryl Pegus, Kevin H. Roche and Peter H. Soderberg. If elected, each nominee will serve as a director until the Annual Meeting of Stockholders in 2020 and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than seven, which is the number of nominees named in this Proxy Statement.

The names of and certain information about the nominees for director are set forth below. There are no family relationships among any of our directors, nominees or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the director nominees to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Director

The names of the nominees for director and certain information about each as of March 13, 2019 are set forth below.

	Positions and Offices	Director
Name	Held with Tactile Medical	Since	Age
William W. Burke	Director	September 2015	59
Raymond O. Huggenberger	Director	September 2017	60
Gerald R. Mattys	Chief Executive Officer and Director	September 2005	60
Richard J. Nigon	Director	September 2012	71
Cheryl Pegus	Director	July 2017	55
Kevin H. Roche	Director	October 2004	68
Peter H. Soderberg	Director and Chairman of the Board	September 2012	72

Set forth below are the biographies of each nominee for director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by the Nominating and Corporate Governance Committee of our Board of Directors.

William W. Burke has served as a member of our board of directors since September 2015. Since November 2015, Mr. Burke has served as President of Austin Highlands Advisors, LLC, a provider of corporate advisory services. He served as Executive Vice President and Chief Financial Officer of IDEV Technologies, a peripheral vascular devices company, from November 2009 until the company was acquired by Abbott Laboratories in August 2013. From August 2004 to December 2007, he served as Executive Vice President and Chief Financial Officer of ReAble Therapeutics, a diversified orthopedic device company that was sold to The Blackstone Group in a going private transaction in 2006 and subsequently merged with DJO Incorporated in November 2007. Mr. Burke remained with ReAble until June 2008. From 2001 to 2004, he served as Chief Financial Officer of Cholestech Corporation, a medical diagnostic products company. Mr. Burke has served on the board of directors of numerous public and private companies and currently serves on the board of directors of Adtalem Global Education Inc. and Myocardial Solutions, Inc. He previously served on the board of directors of Invuity, Inc. (acquired by Stryker Corporation in October 2018), LDR Holding Corporation (acquired by Zimmer Biomet in July 2016) and Medical Action Industries (acquired by Owens & Minor in October 2014). Mr. Burke was selected to serve on our Board of Directors because of his business experience with other medical technology companies and his experience as chief financial officer of other companies, including other publicly traded companies.

Raymond O. Huggenberger has served as a member of our board of directors since September 2017.  Mr. Huggenberger has served as a member of the board of directors of Inogen, Inc. since 2008. Mr. Huggenberger served as Inogen’s Chief Executive Officer from 2008 to February 2017 and also served as Inogen’s President from 2008 until January 2016. Prior to joining Inogen, Mr. Huggenberger held various management positions with Sunrise Medical Inc., a global manufacturer and distributor of durable medical equipment, culminating as its President and Chief Operating Officer. Mr. Huggenberger also serves on the board of directors of private companies Wellfount Corporation, a pharmacy services company, Sommetrics, a medical device company, Clarify Medical, a medical device company, Ebb Therapeutics, a medical device company, and previously served on the board of directors of IYIA Technologies, Inc., a healthcare company. We believe Mr. Huggenberger is qualified to serve on our Board of Directors because of his prior and current management experience and service on other boards.

Gerald R. Mattys has served as our Chief Executive Officer and as a member of our board of directors since 2005. From 2002 to 2004, he served as the Chief Executive Officer of Medisyn Technologies, Inc., a development stage biotechnology company. From 2000 to 2002, he was the President and Chief Executive Officer of Timm Medical Technologies, Inc., a medical device company. During the period from 1998 to 2000, he was Vice President and General Manager of Alternate Care for Mallinckrodt, Inc., a pharmaceutical and medical device company. Prior to that, he served 18 years in various roles in product management, sales, marketing and management at several medical device companies. We believe Mr. Mattys is qualified to serve on our Board of Directors because of his extensive industry, leadership and product development experience.

Richard J. Nigon has served as a member of our board of directors since September 2012. Mr. Nigon is currently Senior Vice President of Cedar Point Capital, Inc., a private company that raises capital for early stage companies, where he has served since 2007. From February 2001 until December 2006, Mr. Nigon was a Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard, a privately held investment firm, which was acquired in December 2006 by Stifel Nicolaus, a brokerage and investment banking firm. After that acquisition, Mr. Nigon became a Managing Director of Private Placements until May 2007. From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc., a web hosting company. Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young LLP from 1970 to 2000, where he was a partner from 1981 to 2000. While at Ernst & Young, Mr. Nigon served as the Director of Ernst & Young's Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly-traded companies in the consumer retailing and manufacturing sectors. Mr. Nigon is a director of Northern Technologies International Corporation and Celcuity Inc., and was previously a director of Vascular Solutions, Inc. before its acquisition by Teleflex, Incorporated, in February 2017. Mr. Nigon also serves as a director of several private companies. We believe Mr. Nigon is qualified to serve on our Board of Directors because of his extensive public accounting and auditing experience.

Cheryl Pegus has served as a member of our board of directors since July 2017. Dr. Pegus is currently the Senior Vice President, Health Care Services and Chief Medical Officer at Cambia Health Solutions and leads the strategy for Cambia’s enterprise and regional health plan business. Prior to joining Cambia, she served as the President of Caluent LLC, a health care data analytics company. She formerly served as the first Chief Medical Officer of Walgreen Co. (“Walgreens”) from 2010 to 2013, where she assisted in the expansion of its healthcare services, new product launches and data analytics. Prior to joining Walgreens, Dr. Pegus was the General Manager and Chief Medical Officer of SymCare Personalized Health Solutions, Inc., a Johnson & Johnson start-up company, and the National Medical Director/Clinical Product Head for Aetna, Inc. Dr. Pegus currently serves as a director on the board of US Acute Care Solutions, a Welsh Carson portfolio company, and previously served as a director of Cogentix Medical, Inc. before its acquisition by LM US Parent, Inc. in April 2018. Within the medical academic community, she currently serves as a board member of the Association of Black Cardiologists. We believe Dr. Pegus is qualified to serve on our Board of Directors because of her prior and current medical and management experience and service on other boards.

Kevin H. Roche has served as a member of our board of directors since October 2004. Mr. Roche was General Counsel of UnitedHealth Group, a health insurance provider, from 1989 to 1996, at which time he founded and operated as the Chief Executive Officer of the Ingenix division of UnitedHealth Group, where he served until 2001. Following his retirement from UnitedHealth Group, Mr. Roche has spent several years assisting emerging growth companies as an investor, advisor and board member. He also serves as a Senior Advisor for Triple Tree, LLC. He currently serves as a director for several private healthcare companies. During the past five years, Mr. Roche served on the board of directors of Cogentix Medical, Inc. We believe that Mr. Roche is qualified to serve on our Board of Directors because of his extensive industry and leadership experience and his experience as a board member.

Peter H. Soderberg has served as a member of our board of directors since September 2012. Mr. Soderberg currently is the Managing Partner of Worthy Venture Resources, LLC, a company that seeks to add intellectual and financial capital to post start-up companies transitioning to an established national market presence. Beginning in 2006, Mr. Soderberg served as the President and Chief Executive Officer of both Hillenbrand Industries and Hill-Rom. In 2008, Hillenbrand Industries separated its two subsidiaries creating two, separately traded, public companies. Mr. Soderberg continued his role as President and Chief Executive Officer of the medical technology company, Hill-Rom Holdings, Inc. until 2010. Mr. Soderberg served on the board of Hillenbrand Industries/Hill-Rom from 2002 until his semi-retirement in 2011. Previously, he was President and Chief Executive Officer at Welch Allyn, a manufacturer of medical diagnostic equipment, for six years, and served as Group Vice President and Chief Operating Officer from 1993 to 1999. Prior to his role at Welch Allyn, Mr. Soderberg served 23 years at Johnson & Johnson in a variety of operations, marketing and management positions, including President of Johnson & Johnson Health Management. His career also includes roles as President and Chief Executive Officer of an industrial technology company and the founder and President of a venture capital business. Mr. Soderberg currently serves on the board of directors of Integer Holdings Corp. (NYSE: ITGR, formerly Greatbatch, Inc.), a medical technology company. Mr. Soderberg previously served on the boards of Constellation Brands, Inc. and the Advanced Medical Technology Association. We believe he is qualified to serve on our Board of Directors because of his extensive industry, leadership and investment development experience.

Board of Directors’ Recommendation

The proposal for the election of directors relates solely to the election of the directors nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of each of the director nominees listed above.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined that all members of the Board of Directors, except Gerald R. Mattys, are independent, as determined in accordance with the rules of the Nasdaq Stock Market. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence.

Board Leadership Structure

The positions of our Chairman of the Board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to, and independent oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Although our By-Laws and Corporate Governance Guidelines do not require our Chairman of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for the Company at this time.

Stockholder Communications

Any stockholder wishing to communicate with our Board of Directors or a particular director may do so by writing to the Board or a particular director in care of the Corporate Secretary of the Company at our principal executive offices. All communications will initially be received and processed by the Corporate Secretary, who will then refer the communication to the appropriate Board member.

Procedures for Selecting and Nominating Director Candidates

Stockholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in Section 2.4 of our By-Laws and with SEC rules and regulations. Under our By-Laws, only persons nominated in accordance with the procedures set forth in the By-Laws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time that you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our By-Laws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s Annual Meeting of Stockholders. For further information, see “Questions and Answers About the Annual Meeting – What is the deadline for submitting a stockholder proposal for the 2020 annual meeting?” Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). Your notice also must set forth certain information for you and any beneficial owner on whose behalf you make a nomination, as described in the By-Laws.

As required by our Corporate Governance Guidelines, when evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Corporate Governance Committee takes into account many factors. The Board of Directors selects and recommends to stockholders qualified individuals who, if added to the Board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. Board candidates are considered based on various criteria, including breadth and depth of relevant business and board skills and experiences, judgment and integrity, reputation, diversity (including geographic, occupational, gender, race and age), education, leadership ability, independence, the ability to devote sufficient time to the Board and knowledge of the Company’s industry. These considerations are made in the context of an assessment of the perceived needs of our Board of Directors at the particular point in time.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to Tactile Systems Technology, Inc., 1331 Tyler Street NE, Suite 200, Minneapolis, Minnesota 55413, Attention: Corporate Secretary. Any such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected; and addresses and telephone numbers for contacting the stockholder and the candidate for more information.

Board Meetings and Committees

Our Board of Directors held five meetings during 2018. The independent directors regularly hold executive sessions at meetings of the Board of Directors. During 2018, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Directors are expected to attend the annual meetings of stockholders of the Company, as provided in our Corporate Governance Guidelines. All continuing directors at that time attended the 2018 Annual Meeting of Stockholders in person.

During 2018, our Board of Directors had four standing committees: Audit Committee, Compensation and Organization Committee, Nominating and Corporate Governance Committee and Compliance and Reimbursement Committee. The following sets forth the membership of each of our committees as of March 13, 2019:

Audit Committee	Compensation and Organization Committee	Nominating and Corporate Governance Committee	Compliance and Reimbursement Committee
Richard J. Nigon (Chair)	William W. Burke (Chair)	Cheryl Pegus (Chair)	Kevin H. Roche (Chair)
William W. Burke	Raymond O. Huggenberger	Richard J. Nigon	Raymond O. Huggenberger
Kevin H. Roche	Cheryl Pegus	Peter H. Soderberg	Cheryl Pegus

Audit Committee.  Richard J. Nigon, William W. Burke and Kevin H. Roche currently serve on the Audit Committee, which is chaired by Mr. Nigon. Our Board of Directors has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules. Our Board of Directors has determined that Richard J. Nigon is an audit committee financial expert, as defined under the applicable rules of the SEC. Each of the members of our Audit Committee meets the requirements for financial literacy and possesses the financial qualifications required under the applicable rules and regulations of the SEC and the Nasdaq Stock Market.

The Audit Committee’s responsibilities include:

•	appointing, compensating, retaining, replacing and overseeing our independent auditor;
•	pre-approving all audit and permitted non-audit services to be provided by our independent auditor;
•	assisting our Board of Directors in its oversight of our financial statements and other financial information to be provided by us;
•	overseeing our compliance with legal and regulatory matters and aspects of our risk management processes;
•	discussing with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; and
•

establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee held six meetings during 2018. The Audit Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com.

Compensation and Organization Committee.  William W. Burke, Raymond O. Huggenberger and Cheryl Pegus currently serve on the Compensation and Organization Committee, which is chaired by Mr. Burke. Our Board of Directors has determined that each member of the Compensation and Organization Committee is “independent” as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules. The Compensation and Organization Committee’s responsibilities include:

•	determining the compensation of our Chief Executive Officer and other executive officers;
•	providing oversight of our compensation policies, plans and benefit programs;
•	administering our equity compensation plans;
•	recommending to our Board of Directors the compensation arrangements for our non-employee directors; and
•	overseeing and reviewing our executive team and management succession.

The Compensation and Organization Committee held seven meetings during 2018. The Compensation and Organization Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com.

Nominating and Corporate Governance Committee. Cheryl Pegus, Richard J. Nigon and Peter H. Soderberg currently serve on the Nominating and Corporate Governance Committee, which is chaired by Dr. Pegus. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the applicable Nasdaq Stock Market rules. The Nominating and Corporate Governance Committee’s responsibilities include assisting the Board of Directors in:

•	identifying qualified individuals to become Board members;
•	determining the composition of the Board and its committees;
•	assessing and enhancing the effectiveness of the Board and individual directors; and
•	developing and implementing our Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee held three meetings during 2018. The Nominating and Corporate Governance Committee operates pursuant to a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described above under “Procedures for Selecting and Nominating Director Candidates.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our By-Laws relating to stockholder nominations as described earlier in this Proxy Statement under the heading “Questions and Answers About the Annual Meeting – What is the deadline for submitting a stockholder proposal for the 2020 annual meeting?”

Compliance and Reimbursement Committee. Kevin H. Roche, Raymond O. Huggenberger and Cheryl Pegus currently serve on the Compliance and Reimbursement Committee, which is chaired by Mr. Roche. The Compliance and Reimbursement Committee’s responsibilities include:

•	assisting the Board of Directors in overseeing our regulatory compliance activities; and
•	monitoring and evaluating our compliance with regulatory requirements to which we are subject.

The Compliance and Reimbursement Committee held four meetings during 2018. The Compliance and Reimbursement Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com.

Risk Oversight

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our Board committees also coordinates oversight of the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. In addition, the Compensation and Organization Committee reviews the Company’s compensation program and risk elements to the Company in connection with the structure of the compensation plan.

Board Evaluations

On an annual basis, the Nominating and Corporate Governance Committee leads a comprehensive evaluation process of the Board. Each director completes questionnaires covering matters related to the performance of the full Board and each standing committee. At the request of the Chair of the Nominating and Corporate Governance Committee, outside counsel reviews and prepares a summary of the completed questionnaires. The Committee reviews and discusses the results of the questionnaires, and reports the results to the full Board, which further reviews and discusses the results of the evaluations.

DIRECTOR COMPENSATION

The following table presents the compensation for each person who served as a member of our Board of Directors during 2018, other than Mr. Mattys. Mr. Mattys, who is also our Chief Executive Officer, receives no compensation for his service as a director. The compensation received by Mr. Mattys as our Chief Executive Officer during 2018 is presented in the 2018 Summary Compensation Table.

2018 Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)
William W. Burke	58,214	62,499	62,488	183,201
Jordan S. Davis	9,717	—	—	9,717
Raymond O. Huggenberger	48,214	62,499	62,488	173,201
Richard J. Nigon	59,451	62,499	62,488	184,438
Cheryl Pegus	54,214	62,499	62,488	179,201
Kevin H. Roche	54,214	62,499	62,488	179,201
Peter H. Soderberg	82,065	62,499	62,488	207,052

(1)

During 2018, each non-employee director could elect to receive between 10% and 100% of their aggregate cash retainers in the form of restricted stock units (“RSUs”), with the number of RSUs calculated by dividing the amount of the retainer payable on a certain date by the closing sale price per share of our common stock on the date of grant. The following directors made such elections and received the number of RSUs indicated during 2018:

	RSUs	Cash Retainer
	Received	Foregone
Name	(#)	($)
Richard J. Nigon	826	38,750
Peter H. Soderberg	826	38,750

These RSUs were fully vested upon grant and represent the right to receive one share of our common stock for each RSU upon the earlier of the director’s separation from service as a director of ours or the occurrence of a change in control of our Company. As of December 31, 2018, the RSUs attributable to Mr. Nigon and Mr. Soderberg were fully vested; however, because of the deferral of the settlement of the RSUs, the common stock represented by these awards was neither issued nor outstanding.

(2)

Amounts shown represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of awards of RSUs granted in 2018, other than the RSUs received in lieu of cash retainers described in footnote (1) above. On May 10, 2018, the date of our 2018 Annual Meeting of Stockholders, we granted each non-employee director at the time 1,373 RSUs, which will vest in full on the earlier of one year from the grant date or the date of the 2019 Annual Meeting.

(3)

Represents the aggregate grant date fair value of the option awards granted during 2018 computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. On May 10, 2018, the date of our 2018 Annual Meeting of Stockholders, we granted each non-employee director at the time a stock option to purchase 3,713 shares of our common stock at an exercise price of $45.52 per share. All of these stock options will vest in full on the earlier of one year from the grant date or the date of the 2019 Annual Meeting.

The aggregate number of RSUs and shares subject to stock options outstanding at December 31, 2018 for each non-employee director was as follows:

Name	Aggregate Number of RSUs Held as of December 31, 2018	Aggregate Number of Stock Options Held as of December 31, 2018
William W. Burke (1)	1,373	24,474
Raymond O. Huggenberger (2)	1,373	7,175
Richard J. Nigon (3)	4,412	24,474
Cheryl Pegus (4)	1,373	7,024
Kevin H. Roche (5)	1,373	29,468
Peter H. Soderberg (6)	2,199	95,394

(1)	As of December 31, 2018, Mr. Burke held 1,373 RSUs and options to purchase an aggregate of 24,474 shares of common stock, 20,761 of which were vested.
(2)	As of December 31, 2018, Mr. Huggenberger held 1,373 RSUs and options to purchase an aggregate of 7,175 shares of common stock, 3,462 of which were vested.
(3)

As of December 31, 2018, Mr. Nigon held 4,412 RSUs, 3,039 of which were vested and had deferred settlement, and options to purchase an aggregate of 24,474 shares of common stock, 20,761 of which were vested.

(4)	As of December 31, 2018, Dr. Pegus held 1,373 RSUs and options to purchase an aggregate of 7,024 shares of common stock, 3,311 of which were vested.
(5)	As of December 31, 2018, Mr. Roche held 1,373 RSUs and options to purchase an aggregate of 29,468 shares of common stock, 25,755 of which were vested.
(6)

As of December 31, 2018, Mr. Soderberg held 2,199 RSUs, 826 of which were vested and had deferred settlement, and options to purchase an aggregate of 95,394 shares of common stock, 91,681 of which were vested.

In 2018, our non-employee directors received cash compensation as follows:

•	each non-employee director received an annual cash retainer, which was $35,000 per year until the date of the 2018 Annual Meeting of Stockholders, when the amount was increased to $40,000 per year;
•

the Chairman of our Board of Directors received an additional cash retainer, which was $35,000 per year until the date of the 2018 Annual Meeting of Stockholders, when the amount was increased to $40,000 per year;

•	the Chairman of the Audit Committee received an additional cash retainer of $16,000 per year;
•	each member of the Audit Committee (other than the Chairman) received an additional cash retainer of $8,000 per year;
•	the Chairman of the Compensation and Organization Committee received an additional cash retainer of $12,000 per year;
•	each member of the Compensation and Organization Committee (other than the Chairman) received an additional cash retainer of $6,000 per year;
•	the Chairman of the Nominating and Corporate Governance Committee received an additional cash retainer of $8,000 per year;
•	each member of the Nominating and Corporate Governance Committee (other than the Chairman) received an additional cash retainer of $4,000 per year;

•	the Chairman of the Compliance and Reimbursement Committee received an additional cash retainer of $8,000 per year; and
•	each member of the Compliance and Reimbursement Committee (other than the Chairman) received an additional cash retainer of $4,000 per year.

Based on the recommendation of the Compensation and Organization Committee following a review of compensation data provided by its compensation consultant, our Board of Directors approved changes to the non-employee director compensation policy, effective January 1, 2019. As a result of the changes to the cash compensation portion of the policy, in 2019, our non-employee directors will receive cash compensation as follows:

•	each non-employee director receives an annual cash retainer of $40,000 per year;
•	the Chairman of our Board of Directors receives an additional cash retainer of $50,000 per year;
•	the Chairman of the Audit Committee receives an additional cash retainer of $20,000 per year;
•	each member of the Audit Committee (other than the Chairman) receives an additional cash retainer of $10,000 per year;
•	the Chairman of the Compensation and Organization Committee receives an additional cash retainer of $15,000 per year;
•	each member of the Compensation and Organization Committee (other than the Chairman) receives an additional cash retainer of $7,500 per year;
•	the Chairman of the Nominating and Corporate Governance Committee receives an additional cash retainer of $10,000 per year;
•	each member of the Nominating and Corporate Governance Committee (other than the Chairman) receives an additional cash retainer of $5,000 per year;
•	the Chairman of the Compliance and Reimbursement Committee receives an additional cash retainer of $10,000 per year; and
•	each member of the Compliance and Reimbursement Committee (other than the Chairman) receives an additional cash retainer of $5,000 per year.

Non-employee directors may elect to receive between 10% and 100% of their aggregate annual cash retainers in the form of RSUs, with the number of RSUs calculated by dividing the amount of the retainer payable on a certain date by the closing sale price per share of our common stock on the date of grant. These RSUs are fully vested and represent the right to receive one share of our common stock for each RSU upon the earlier of the director’s separation from service as a director of ours or the occurrence of a change in control of our Company.

We also reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with attending our board and committee meetings.

In addition, our non-employee directors received the following annual equity award grants on the date of the 2018 Annual Meeting of Stockholders:

•	a non-statutory stock option with a grant date fair value of $62,500, computed in accordance with FASB ASC Topic 718; and
•	RSUs that had a value of $62,500, with the number of RSUs calculated by dividing $62,500 by the closing sale price per share of our common stock on the date of grant.

Each option had an exercise price per share equal to the fair market value on the date of grant, which was the closing sale price per share of our common stock on the date of grant. Each of these stock option and RSU awards vests in full on the earlier of (a) one year from the date of grant or (b) immediately prior to the next annual meeting of stockholders following the date of such grant, subject to such director's continued service on our Board of Directors as of such date. The stock options have a term of seven years from the date of grant.

As part of the changes to the non-employee director compensation policy approved by our Board of Directors effective January 1, 2019, beginning in 2019, the annual equity award grants will consist solely of RSUs, instead of a combination of RSUs and stock options. On the date of the 2019 Annual Meeting, each non-employee director will receive a number of RSUs that have a value of $125,000, calculated by dividing $125,000 by the closing sale price for a share of our common stock on the date of grant. The RSUs will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the director remains a member of the board as of the vesting date.

Our Stock Ownership Guidelines (the “Guidelines”) apply to our non-employee directors, as well as our executive officers. For a description of the provisions of the Guidelines applicable to our executive officers, see “Executive Compensation – Compensation Discussion and Analysis – Stock Ownership Guidelines.” Under the Guidelines, each non-employee director is expected to own shares of our common stock with a value at least equal to five times the annual Board cash retainer (not including any chair or committee retainers). Shares owned directly and indirectly, as well as the value of vested in-the-money stock options, count toward the ownership level under the Guidelines, but shares subject to unvested equity awards do not count toward the ownership level under the Guidelines.

The applicable ownership level is to be achieved by our directors within five years of when he or she becomes subject to the Guidelines. Until a director has achieved the applicable ownership level, he or she must retain at least 50% of the “net profit shares” resulting from any stock option exercise or from the exercise, vesting or settlement of any other form of equity-based compensation award. “Net profit shares” refers to that portion of the number of shares subject to the exercise, vesting or settlement of an award that the director would receive had he or she authorized us to withhold shares otherwise deliverable in order to satisfy any applicable exercise price. Each of our non-employee directors either complies with, or is making progress within the permitted time period to comply with, the stock ownership level applicable to him or her under the Guidelines.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019. Our Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its appointment, but may decide not to direct the appointment of a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

Grant Thornton LLP has audited our financial statements for each year since the year ended December 31, 2015. We expect representatives of Grant Thornton LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of
Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.

AUDIT MATTERS

Auditor Fees

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Grant Thornton LLP and its affiliates for our fiscal years ended December 31, 2018 and 2017.

	Year Ended
	December 31,
	2018	2017
Audit Fees	$442,000	$319,240
Audit-Related Fees	40,560	199,368
Tax Fees	—	—
All Other Fees	—	—
Total	$482,560	$518,608

Audit Fees.    Audit fees consist of fees billed for professional services performed by Grant Thornton LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements. Audit fees for 2018 also include fees related to the audit of the effectiveness of our internal control over financial reporting and $15,600 for professional services rendered in connection with our registration statement on Form S-8. Audit fees for 2017 also include $88,400 for professional services rendered in connection with our registration statement on Form S-8, our shelf registration statement on Form S-3 and a secondary offering of our common stock by certain selling stockholders.

Audit-Related Fees.   Audit-related fees for 2018 include $40,560 for consulting services rendered.             Audit-related fees for 2017 include $199,368 for consulting services rendered.

Tax Fees.  There were no such fees incurred in 2018 or 2017

All Other Fees.  There were no such fees incurred in 2018 or 2017.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee. Under the policy, the Chairman of the Audit Committee has also been delegated the authority to approve services up to a specified fee amount. The Chairman of the Audit Committee will report, for informational purposes only, any interim pre-approval decisions to the Audit

Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to our management.

All Grant Thornton LLP services and fees were pre-approved in accordance with the policy described above. The fees for the year-end audit for the year ended December 31, 2018 were also approved by the Audit Committee.

Audit Committee Report

The Audit Committee assists the Board of Directors with the oversight of our financial reporting process. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Grant Thornton LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), as well as auditing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2018, with management. The Audit Committee discussed with Grant Thornton LLP the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to Grant Thornton LLP for the provision of non-audit related services and does not believe that these fees compromise Grant Thornton LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited 2018 financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

THE AUDIT COMMITTEE
Richard J. Nigon, Chair William W. Burke Kevin H. Roche

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. As described in the Compensation Discussion and Analysis (“CD&A”), we have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executive officers to achieve the goals that are important to our growth.  Our Board and Compensation and Organization Committee believe that our executive compensation program is tied to performance, aligns with shareholder interests and merits stockholder support. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this proxy statement.”

Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation and Organization Committee. However, the Board of Directors and the Compensation and Organization Committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with stockholders to better understand the concerns that influenced the vote.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

PROPOSAL 4

ADVISORY VOTE TO DETERMINE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to cast an advisory (non-binding) vote regarding the desired frequency for holding future non-binding advisory votes to approve the compensation of our named executive officers as described in our annual proxy statement.

This proposal gives our stockholders the opportunity to express their views as to whether say-on-pay votes should occur every one, two or three years. Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board will carefully consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of say-on-pay votes.

After careful consideration of the various arguments supporting each frequency level, the Board of Directors believes that submitting the advisory vote on executive compensation to stockholders on an annual basis is the most appropriate alternative at this time.

The proxy card provides stockholders with four choices (every one, two or three years, or abstain).

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote for a frequency of ONE YEAR for future advisory votes on executive compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the material components of the executive compensation program offered to our named executive officers identified below. For 2018, our named executive officers were:

•	Gerald R. Mattys, Chief Executive Officer;
•	Brent A. Moen, Chief Financial Officer;
•	Lynn L. Blake, former Chief Financial Officer;
•	Robert J. Folkes, Chief Operating Officer;

•	Bryan F. Rishe, Senior Vice President, Sales; and
•	Mary M. Thompson, Senior Vice President, Reimbursement and Payer Relations.

Compensation Objectives and Process

Our compensation programs are designed to:

•	attract and retain individuals with superior ability and managerial experience;
•	align executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders; and
•

increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company.

Our Compensation and Organization Committee is primarily responsible for establishing and approving the compensation for all of our executive officers. The Compensation and Organization Committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our chief executive officer. The Compensation and Organization Committee considers recommendations from our chief executive officer regarding the compensation of our executive officers other than himself. Our Compensation and Organization Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions.

We maintained the following compensation policies and practices in 2018:

•	No Tax Gross-Ups. Our named executive officers are not entitled to any tax gross-up treatment on any severance or change in control benefits.
•

No Excessive Risk.  Our Compensation and Organization Committee reviewed our compensation program and determined that it does not create inappropriate or excessive risk that is likely to have a material adverse effect on our company.

•

Independent Compensation Consultant.  Our Compensation and Organization Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) as an independent compensation consultant to assist the committee with determining compensation for our named executive officers, and provide the committee with market data and guidance on best practices.

•	Standardized Equity Grant Timing. We grant all equity awards on the second trading day following the issuance of our earnings release for a completed fiscal quarter.
•	No Hedging Transactions. Our insider trading policy prohibits our directors and executive officers from purchasing our securities on margin, or otherwise pledging or hedging our securities.
•

Performance-Based Compensation. Our compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based, to align the interest of our named executive officers and our stockholders.

•	Multi-Year Performance Periods. The annual equity awards granted to our named executive officers vest or are earned over a multi-year period.

•	Stock Ownership Guidelines. We maintain stock ownership guidelines which require our named executive officers to beneficially own shares of our common stock.

Use of Compensation Consultant and Market Comparisons

In connection with the Compensation and Organization Committee’s review of our 2018 executive compensation program, the Compensation and Organization Committee directly engaged Cook as an outside compensation consultant to perform a review of executive compensation, including a market benchmarking assessment. Cook assisted the Compensation and Organization Committee with evaluating our compensation philosophy and providing guidance in administering our compensation program. Cook does not provide any other services to the Company. The Compensation and Organization Committee has determined that the work of Cook has not raised any conflict of interest.

The Compensation and Organization Committee reviewed a report prepared by Cook reflecting a benchmarking review of our executive compensation program, including base salary, cash incentive and equity award levels for our executives, compared to competitive practice for companies in related businesses of similar size and market value. The competitive compensation data was analyzed for an 18-company peer group of publicly traded medical device and technology companies using the most recent annual meeting proxy statements, annual reports and 8-K filings. The 18 companies included in the peer group were:

Antares Pharma, Inc.	Endologix, Inc.	LeMaitre Vascular, Inc.
AtriCure, Inc.	Glaukos Corporation	Nevro Corp.
Axogen, Inc.	Inogen, Inc.	NxStage Medical, Inc.
Cardiovascular Systems, Inc.	Intersect ENT, Inc.	Surmodics, Inc.
CryoLife, Inc.	iRhythm Technologies, Inc.	STAAR Surgical Company
Cutera, Inc.	K2M Group Holdings, Inc.	Tandem Diabetes Care, Inc.

Although the Committee does not rely solely on benchmarking to determine any element of compensation or overall compensation, the Committee does believe that compensation data is important to the competitive positioning of the company’s compensation levels. The Committee utilized this data to assess whether our executive compensation falls within a competitive range against industry norms. For 2018, the Committee generally targeted the 50th percentile of our peer group for benchmarking purposes.

Chief Financial Officer Transition

On August 1, 2018, Lynn L. Blake, our Chief Financial Officer and Secretary, notified us of her intention to resign from such officer position and as an employee of ours, effective as of the close of business on September 1, 2018 (the “Blake Termination Date”). Ms. Blake’s resignation was for personal reasons and was not due to any disagreement with the Company on any matter, including related to the Company’s operations, policies, practices, financial reporting or controls. In connection with Ms. Blake’s resignation, the Company and Ms. Blake entered into a Separation and Consulting Agreement, dated as of August 1, 2018 (the “Blake Consulting Agreement”), pursuant to which Ms. Blake provided up to 20 hours per week of consulting services to us from September 2, 2018 until March 4, 2019 (the “Consulting Period”), and we paid Ms. Blake a rate of $235 per hour for those consulting services. The Blake Consulting Agreement also provided, among other things, that Ms. Blake would receive a pro rata amount related to her bonus for 2018 performance, based on 2018 results. The Blake Consulting Agreement clarified that Ms. Blake’s outstanding equity-based awards would continue vesting as set forth in the agreements governing those awards. The committee approved the consulting arrangement with Ms. Blake to ensure her on-going, active involvement during the transition period.

As a result of Ms. Blake’s resignation, our Board of Directors approved the appointment of Brent A. Moen as our Chief Financial Officer and Secretary, effective as of September 2, 2018. In connection with Mr. Moen’s appointment, the Compensation and Organization Committee approved his compensatory arrangements, as described further below in this CD&A.

Executive Compensation Components and 2018 Determinations

Our executive compensation program in 2018 consisted of base salary, cash incentive bonuses, long-term incentive compensation in the form of performance stock units (“PSUs”), RSUs and non-qualified stock options, and a broad-based benefits program. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. The Compensation and Organization Committee considers a number of factors in setting compensation for our executive officers, including Company performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Base Salary

Our named executive officers receive a base salary to compensate them for the satisfactory performance of duties to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Base salaries for 2018 for the named executive officers were set based on market competitiveness utilizing the compensation data of the peer group provided by the Compensation and Organization Committee’s compensation consultant.

In February 2018, the Compensation and Organization Committee approved increases in the base salary amounts for each of the named executive officers who was employed by us at the time, with the amount of the increases based on market competitiveness as our named executive officers were materially below the 50th percentile compared to our peer group. In connection with the appointment of Mr. Moen as our Chief Financial Officer, the Compensation and Organization Committee set his base salary amount at the same level as Ms. Blake, our former Chief Financial Officer. In November 2018, the Compensation and Organization Committee increased the base salaries of each of the named executive officers other than Mr. Moen in order to retain these individuals and improve our market competitiveness. The Compensation and Organization Committee did not provide for additional base salary increases for these named executive officers in early 2019.The following table sets forth the annual base salary of each of the named executive officers for each of 2018 and 2017, as well as the percentage increase between the two years:

Name	Initial 2018 Base Salary	November 2018 Base Salary	2017 Base Salary	Percentage Increase (November 2018 vs. 2017)
Gerald R. Mattys	$ 495,000	$ 585,000	$ 460,000	27.2%
Brent A. Moen	$ 321,000	$ 321,000	N/A	N/A
Lynn L. Blake	$ 321,000	N/A	$ 300,000	7.0%	(1)
Robert J. Folkes	$ 315,000	$ 335,000	$ 300,000	11.7%
Bryan F. Rishe	$ 284,000	$ 340,000	$ 270,000	25.9%
Mary M. Thompson	$ 300,000	$ 345,000	$ 265,000	30.2%

(1)	Represents the increase between Ms. Blake’s initial 2018 base salary and her 2017 base salary.

Cash Incentive Compensation

Our Compensation and Organization Committee has adopted a Management Incentive Plan (the “MIP”) pursuant to which annual cash incentive opportunities may be provided to our executive officers and other employees during 2017 and subsequent years. The MIP provides that any of our employees is eligible to participate in the MIP, and that the Compensation and Organization Committee will designate which employees will participate in the MIP and be granted an award for each calendar year performance period. When an award is made, the Compensation and Organization Committee will specify the terms and conditions of the award, which will include that the award will be earned upon, and to the extent that, one or more performance goals based on one or more of the performance measures specified in the MIP have been attained over the course of the applicable performance period. The performance measures specified in the MIP involve a variety of financial and operational measures, and performance goals based on these measures may relate to Company, subsidiary, business unit or individual performance.

In connection with establishing or applying the performance goals applicable to any performance period, the Compensation and Organization Committee may adjust the performance goals or the performance measures on which they are based to equitably reflect, in the Compensation and Organization Committee’s judgment, the impact of events during the performance period that are unusual in nature or infrequently occurring (such as acquisitions, divestitures, restructuring activities or asset write-downs), changes in applicable tax laws or accounting principles, equity restructurings, reorganizations or other changes in corporate capitalization.

Following the completion of each performance period, the Compensation and Organization Committee will determine the degree to which the applicable performance goals were attained and the corresponding award amounts that would be payable to participants based on such attainment. The Compensation and Organization Committee retains the discretion, based on factors it deems relevant, to increase or decrease (including to zero) the amount of an award that would otherwise be payable to any participant based on attainment of applicable performance goals. The amount of any award determined by the Compensation and Organization Committee to be payable will be paid to the participant in a lump sum cash payment no later than March 15 of the calendar year immediately following the applicable performance period. A participant must continue to be employed by us on the date of payment to receive payment of an award under the MIP.

In March 2018, the Compensation and Organization Committee, pursuant to the MIP and with respect to a 2018 performance period, selected the applicable performance measures, specified the performance goals based on those performance measures, and specified the method for calculating the amount payable to our named executive officers if and to the extent the performance goals were satisfied, other than for Mr. Rishe, who participated in a separate bonus plan, as described below. For the named executive officers other than Mr. Rishe, the Committee selected revenue and net income before interest, taxes, depreciation and amortization, stock-based compensation expense and other adjustments (“Adjusted EBITDA”) as the performance measures, which are among the performance measures set forth in the MIP. Adjusted EBITDA is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Target bonus amounts for these named executive officers were split 80% based on our achievement of 2018 revenue goals and 20% based on our achievement of 2018 Adjusted EBITDA goals. The Committee replaced the 20% performance goal of operating income in 2017 with Adjusted EBITDA in 2018 because it believes it is a useful indicator of the Company’s operating performance. The Committee established the following payout levels that would be associated with the degree to which the revenue and Adjusted EBITDA goals were attained for 2018:

Revenue	Threshold	Target	Maximum
Results	$130.0 million	$135.0 million	$140.0 million
Percentage Payout Level	50%	100%	150%

Adjusted EBITDA	Threshold	Target	Maximum
Results	$12.0 million	$15.0 million	$18.0 million
Percentage Payout Level	50%	100%	150%

The Committee provided that payout levels would be interpolated for results between the threshold and maximum levels.

The Compensation and Organization Committee also established the target amounts to which the resulting percentage payout level would be applied. In connection with Mr. Moen’s appointment as our Chief

Financial Officer, the Committee utilized the same target amount as it had established for Ms. Blake, but prorated the amount based on Mr. Moen’s start date.  The target dollar amount for each participating named executive officer was:

Name	Target Dollar Amount
Gerald R. Mattys	$371,250
Brent A. Moen	$53,207
Lynn L. Blake	$160,500
Robert J. Folkes	$157,500
Mary M. Thompson	$128,250

The MIP for 2018 also provided that if the aggregate amount to be paid to all employees of the Company under the MIP for 2018 would cause the Company’s Adjusted EBITDA for 2018 to fall below $12.0 million, the Company would reduce the amounts paid to all employees on a pro rata basis based on each employee’s potential bonus award payout amount such that the aggregate amount to be paid to all employees of the Company under the MIP for 2018 would not cause the Company’s Adjusted EBITDA to fall below $12.0 million.

The Blake Consulting Agreement provides that if the Committee approves the payment of bonuses to our executive officers under the MIP for 2018, we will pay to Ms. Blake a prorated bonus amount for 2018, calculated by determining the bonus amount that Ms. Blake would have received under the MIP for 2018 had she remained employed by the Company through the date the Committee approves the payment of bonuses under the MIP for 2018, multiplied by a fraction, the numerator of which is the number of days Ms. Blake was employed by us in 2018 through the Blake Termination Date, which number of days was 243, and the denominator of which is 365.

On February 22, 2019, our Compensation and Organization Committee determined the degree to which the 2018 revenue and Adjusted EBITDA goals were attained, and the resulting payout level relative to the target amount for each metric. For 2018, revenue was $143.8 million, and therefore the Committee determined that the resulting percentage payout level relative to the target amount for that metric was 150%. For 2018, Adjusted EBITDA was $17.2 million, and therefore the Committee determined that the resulting percentage payout level relative to the target amount for that metric was 137%. Adjusted EBITDA is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure. The weightings applicable to each of the revenue metric (80%) and the Adjusted EBITDA metric (20%) were then applied to the percentage payout level for each metric, resulting in a weighted payout percentage of 147.4% of the target dollar amount.

The Committee did not exercise any discretion to increase or decrease the amounts payable pursuant to the MIP for 2018 as calculated pursuant to the terms as described above. Further, the amounts payable under the MIP for 2018 did not have to be reduced under the Adjusted EBITDA $12.0 million limitation described above. As a result, based on the results as applied to the MIP for 2018 as described above, the Compensation and Organization Committee’s approval resulted in the payment of the following amounts to our named executive officers under the MIP for 2018:

Name	2018 MIP Payment
Gerald R. Mattys	$547,074
Brent A. Moen	$78,406	(1)
Lynn L. Blake	$157,447	(1)
Robert J. Folkes	$232,092
Mary M. Thompson	$188,989

(1)	Mr. Moen’s and Ms. Blake’s 2018 MIP payment amounts were prorated based on the portion of 2018 during which they were employed by us.

As the Company’s Senior Vice President, Sales, Mr. Rishe had a separate annual bonus arrangement in 2018.  In March 2018, the Compensation and Organization Committee approved the criteria applicable to Mr. Rishe’s 2018 incentive compensation plan. Under that plan, Mr. Rishe could earn, on a quarterly basis, bonus amounts based on the results against quota for two components, a quarterly revenue quota and bonus for attaining Flexitouch shipment quotas (“Revenue Quota”) and a quarterly quota based on the amount of units sold into the Veterans Administration system (“VA Quota”). Under the Revenue Quota, Mr. Rishe could earn a quarterly bonus ranging from $3,000 if the threshold quota was attained to $37,500 if the maximum quota was attained. Under the VA Quota, Mr. Rishe could earn a quarterly bonus ranging from $5,000 if the threshold quota was attained to $14,000 if the maximum quota was attained. Under Mr. Rishe’s 2018 incentive compensation plan, our CEO, on behalf of the Committee, was designated to set the budgets, quotas and targets as described in Mr. Rishe’s plan and to measure the Company’s performance against those budgets, quotas and targets.

As a result of performance in 2018 measured against the quotas set forth in Mr. Rishe’s 2018 incentive compensation plan, Mr. Rishe earned an aggregate bonus of $188,500.

The amounts paid to our named executive officers pursuant to the MIP for 2018 and the amount paid to Mr. Rishe under his 2018 bonus arrangement are set forth in the “Non-Equity Incentive Plan Compensation” column of our 2018 Summary Compensation Table, because the outcomes with respect to the relevant targets under the objectives were substantially uncertain at the time the targets were established and communicated to the named executive officers.

In February 2019, the Compensation and Organization Committee, pursuant to the MIP and with respect to the 2019 performance period, selected the applicable performance measures, specified the performance goals based on those performance measures, and specified the method for calculating the amount payable to our named executive officers (including Mr. Rishe) if and to the extent the performance goals are satisfied. The Committee continued to utilize a revenue performance goal that is weighted at 80% of the overall award and an Adjusted EBITDA performance goal that is weighted at 20% of the overall award, as well as a minimum Adjusted EBITDA factor.

Equity-Based Compensation

With respect to the 2018 annual equity awards to the named executive officers, the Compensation and Organization Committee reviewed various factors, including the total compensation package of our executives, its focus on pay for performance and its compensation consultant’s recommendation to provide a mix of equity-based compensation for 2018. The Compensation and Organization Committee determined to continue to grant RSUs, and to add stock options and PSUs to the types of equity awards granted to our executive officers. The Committee believes that this mix emphasizes performance, further aligning with our stockholders’ interests and will promote retention.

In February 2018, under our 2016 Equity Incentive Plan (the “2016 Plan”), the Compensation and Organization Committee approved the grant of RSUs, stock options and PSUs to our named executive officers who were employed on that date, as the long-term incentive component of our compensation program. The RSUs, stock options and PSUs had an effective grant date of February 28, 2018, which was the second trading day following the issuance of our earnings release for the fourth quarter and full year 2017.  In connection with Mr. Moen’s appointment as our Chief Financial Officer, the Compensation and Organization Committee approved the grant of RSUs, stock options and PSUs to Mr. Moen with an effective grant date of November 7, 2018, which was the second trading day following the issuance of our earnings release for the third quarter of 2018.

The number of RSUs and stock options, and the target number of PSUs, granted to our named executive officers in 2018 were as follows:

Name	Restricted Stock Units (#)	Stock Options (#)	Target Performance Stock Units (#)
Gerald R. Mattys	7,725	20,056	15,451
Brent A. Moen	4,762	12,006	2,698
Lynn L. Blake	3,283	8,523	5,253
Robert J. Folkes	2,626	6,819	5,253
Bryan F. Rishe	3,940	10,228	7,880
Mary M. Thompson	4,596	11,933	9,193

The RSUs and stock options granted to our named executive officers will vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date. The PSUs will be earned if and to the extent performance goals based on revenue and Adjusted EBITDA in 2019 are achieved. The revenue performance factor will be weighted at 65% and the Adjusted EBITDA performance factor will be weighted at 35%. Participants will have the ability to earn between 50% of the target number of PSUs for achieving threshold performance and 150% of the target number of PSUs for achieving maximum performance. If and to the extent any PSUs are determined by the Compensation and Organization Committee to be earned based on the level of achievement of the performance goals, one-third of the earned PSUs will vest on the date on which the Committee certifies the number of PSUs earned, and the remaining two-thirds of the earned PSUs will vest on the first anniversary of that certification date.

Pursuant to the equity agreements governing the awards when granted, the equity-based awards held by Ms. Blake as of the Blake Termination Date continued to vest from the Blake Termination Date through the end of the Consulting Period.

Executive Severance Arrangements

On November 1, 2018, the Compensation and Organization Committee of our Board of Directors approved and adopted the Tactile Systems Technology, Inc. Executive Employee Severance Plan (the “Severance Plan”). Employees who are designated by our Board of Directors or a committee thereof are eligible to be participants in the Severance Plan. Each of our named executive officers (other than Ms. Blake) has been designated as a participant in the Severance Plan. In connection with their designation as a participant in the Severance Plan, the employment agreements that we had in place with each of our named executive officers (other than Mr. Moen, who did not have an employment agreement with us, and Ms. Blake, whose employment agreement terminated when her employment terminated on the Blake Termination Date) was mutually terminated, and each of our executive officers (other than Ms. Blake) entered into a Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement (each, a “Restrictive Covenants Agreement”) with us. See “Potential Payments Upon Termination or Change in Control – Severance Plan” for a description of the terms of the Severance Plan. The Compensation and Organization Committee adopted the Severance Plan in lieu of the employment agreements to provide for standardization of the severance terms for all of our executive officers.

Retirement, Health, Welfare and Additional Benefits

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts and short- and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our named executive officers are also eligible to participate in a tax-qualified 401(k) defined contribution plan to the same extent as all of our other full-time employees. Our 401(k) plan permits, but does not require, the Company to make discretionary contributions.  The Company did not make any contributions under the 401(k) plan with respect to the named executive officers in 2018.

We have an Employee Stock Purchase Plan (“ESPP”) in which all of our employees who have been employed for at least 60 days are eligible to participate. The ESPP permits employees to acquire shares of our common stock through periodic payroll deductions of up to 15% of their eligible compensation, subject to certain limitations. The purchase price of our common stock acquired on each purchase date under the ESPP will be no less than 85% of the lower of the closing market price per share of our common stock on (i) the first trading day of the applicable purchase period or (ii) the last trading day of the applicable purchase period.

Compensation Risk Assessment

The Compensation and Organization Committee has reviewed the concept of risk as it relates to our compensation programs and believes that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Committee believes that our compensation programs do not foster undue risk-taking, because they focus on performance of Company-wide annual goals that are aligned with the long-term interests of our stockholders and they include risk control and mitigation factors.

Stock Ownership Guidelines

Our Board of Directors has established Stock Ownership Guidelines applicable to our directors and executive officers. For a description of the provisions of the Guidelines applicable to our directors, see “Non-Employee Director Compensation.”

Under the Guidelines, our Chief Executive Officer is expected to own shares of our common stock with a value at least equal to three times his annual base salary, and our other executive officers are expected to own shares of our common stock with a value at least equal to one times their annual base salaries. Shares owned directly and indirectly, as well as the value of vested in-the-money stock options, count toward the ownership level under the Guidelines, but shares subject to unvested equity awards do not count toward the ownership level under the Guidelines.

The applicable ownership level is to be achieved by our executive officers within five years of when he or she becomes subject to the Guidelines. Until an executive officer has achieved the applicable ownership level, he or she must retain at least 50% of the “net profit shares” resulting from any stock option exercise or from the exercise, vesting or settlement of any other form of equity-based compensation award.  “Net profit shares” refers to that portion of the number of shares subject to the exercise, vesting or settlement of an award that the officer would receive had he or she authorized us to withhold shares otherwise deliverable in order to satisfy any applicable exercise price or withholding taxes. The Compensation and Organization Committee is responsible for monitoring the application of the Guidelines.

Each of our named executive officers who is currently an employee of ours either complies with, or is making progress within the permitted time period to comply with, the stock ownership level applicable to him or her under the Guidelines.

Prohibition on Pledging and Hedging

Under the terms of our Insider Trading Policy, our executive officers and directors are prohibited from: pledging our stock; engaging in short sales of our stock; buying or selling put or call options or other derivative securities based on our stock; purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock; and engaging in limit orders or other pre-arranged transactions that execute automatically, except for same-day limit orders and approved 10b5-1 plans.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Reform Act”) in December 2017 generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). “Performance-based compensation” was exempt from this deduction limitation if the company met specified requirements set forth in the Code and applicable treasury regulations.

The Tax Reform Act retained the $1 million deduction limit, but repealed the “performance-based compensation” exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. Consequently, compensation paid in 2018 and later years to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

The Compensation and Organization Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to the Tax Reform Act with respect to performance-based compensation in excess of $1 million payable under outstanding awards granted before November 2, 2017 under the 2016 Plan in order to qualify them for transitional relief. However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief, due to ambiguities and uncertainties as to the application and interpretation of the newly-revised Section 162(m) and the related requirements for transitional relief.  The Compensation and Organization Committee believes that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Company.

Also the Compensation and Organization Committee takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Compensation Committee Report

The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

THE COMPENSATION AND ORGANIZATION COMMITTEE
William W. Burke, Chair Raymond O. Huggenberger Cheryl Pegus

2018 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for 2018, 2017 and 2016:

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)		($)
Gerald R. Mattys	2018	502,115	—	749,975	249,996	547,074	—		2,049,160
Chief Executive Officer	2017	443,846	—	599,979	—	449,880	—		1,493,705
	2016	390,192	60,000	600,000	—	339,467	—		1,389,659

Brent A. Moen(6)	2018	104,942	—	469,905	299,988	78,406	—		953,241
Chief Financial Officer

Lynn L. Blake(7)	2018	212,019	—	276,225	106,238	157,447	28,399	(8)	780,328
Former Chief Financial Officer	2017	300,000	—	249,986	—	195,600	—		745,586
	2016	205,385	25,000	630,020	282,879	106,800	—		1,250,084

Robert J. Folkes(9)	2018	315,192	—	254,964	84,998	232,092	—		887,246
Chief Operating Officer	2017	306,923	—	249,986	—	195,600	—		752,509
	2016	260,077	50,000	348,000	—	137,841	—		795,918

Bryan F. Rishe(10)	2018	290,885	—	382,495	127,491	188,500	—		989,371
SVP, Sales

Mary M. Thompson(10)	2018	300,192	—	446,212	148,744	188,989	—		1,084,137
SVP, Reimbursement and Payer Relations

(1)	Represents base salary earned during the year indicated, except that the 2017 amount for Mr. Folkes also includes an earned vacation payout of $16,154 for the plan year ended July 31, 2017.
(2)	Represents one-time discretionary bonus amounts paid with respect to 2016 performance.
(3)

Represents the aggregate grant date fair value of RSU and PSU awards granted during the given year, computed in accordance with FASB ASC Topic 718, which for RSUs was equal to the closing price of a share of our common stock on the date of grant, multiplied by the number of RSUs in the grant and for PSUs was equal to the closing price of a share of our common stock on the date of grant, multiplied by the number of shares that would be earned based on the probable outcome of the applicable performance conditions. The amounts included in the table for the PSU awards represent the value at the grant date based on the probable outcome of the applicable performance conditions.

The following table presents the grant date fair value of the PSUs included in this column and the grant date fair value of the PSUs assuming that the highest level of performance conditions would be achieved and the grant date fair value of the RSUs included in this column:

	2018 PSU		2018 RSU	2017 RSU	2016 RSU
	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value	Grant Date Fair Value	Grant Date Fair Value
Name	($)	($)	($)	($)	($)
Gerald R. Mattys	499,994	750,008	249,981	599,979	600,000

Brent A. Moen	169,947	254,921	299,958	—	—

Lynn L. Blake	169,987	254,997	106,238	249,986	630,020

Robert J. Folkes	169,987	254,997	84,977	249,986	348,000

Bryan F. Rishe(A)	254,997	382,495	127,498	—	—

Mary M. Thompson(A)	297,485	446,244	148,727	—	—

(A)	As permitted by the SEC, because 2018 was the first year that Mr. Rishe and Ms. Thompson were named executive officers, the compensation paid to them prior to 2018 is not included in this table.
(4)

Represents the aggregate grant date fair value of the option awards granted during the given year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(5)

Represents awards earned under the applicable bonus plan during the given year, related to performance objectives as to which the outcomes were substantially uncertain at the time the performance objectives were established. These amounts were earned related to performance in the year shown but paid in the following year. For additional information regarding our bonus programs, see the section titled “Executive Compensation Components and 2018 Determinations—Cash Incentive Compensation” above.

(6)	Mr. Moen joined the Company in September 2018.
(7)

Ms. Blake joined the Company in April 2016. Her employment with the Company terminated on September 1, 2018, but she agreed to provide consulting services to the Company through March 4, 2019. The amounts paid to Ms. Blake as consulting fees in 2018 are included in the “All Other Compensation” column of this table.

(8)

Represents $28,083 in consulting fees paid to Ms. Blake in 2018 pursuant to the Blake Consulting Agreement and $316 in long-term disability insurance premium payments that we made for Ms. Blake’s benefit in 2018.

(9)	Mr. Folkes served as our Chief Financial Officer from 2005 until April 2016.
(10)	As permitted by the SEC, because 2018 was the first year Mr. Rishe and Ms. Thompson were named executive officers, the compensation paid to them prior to 2018 is not included in this table.

Grants of Plan Based Awards in 2018

The following table sets forth information regarding grants of plan-based awards to our named executive officers during 2018.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Award Type	Grant Date	Date of Compensation Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Gerald R. Mattys
Stock Options	2/28/2018	2/24/2018								20,056	32.36	249,996
RSUs	2/28/2018	2/24/2018							7,725			249,981
PSUs	2/28/2018	2/24/2018				7,726	15,451	23,177				499,994
MIP		3/12/2018	185,625	371,250	556,875

Brent A. Moen
Stock Options	11/7/2018	8/1/2018								12,006	62.99	299,988
RSUs	11/7/2018	8/1/2018							4,762			299,958
PSUs	11/7/2018	8/1/2018				1,349	2,698	4,047				169,947
MIP		8/1/2018	26,603	53,207	79,810

Lynn L. Blake(3)
Stock Options	2/28/2018	2/24/2018								8,523	32.36	106,238
RSUs	2/28/2018	2/24/2018							3,283			106,238
PSUs	2/28/2018	2/24/2018				2,627	5,253	7,880				169,987
MIP		3/12/2018	80,250	160,500	240,750

Robert J. Folkes
Stock Options	2/28/2018	2/24/2018								6,819	32.36	84,998
RSUs	2/28/2018	2/24/2018							2,626			84,977
PSUs	2/28/2018	2/24/2018				2,627	5,253	7,880				169,987
MIP		3/12/2018	78,750	157,500	236,250

Bryan F. Rishe
Stock Options	2/28/2018	2/24/2018								10,228	32.36	127,491
RSUs	2/28/2018	2/24/2018							3,940			127,498
PSUs	2/28/2018	2/24/2018				3,940	7,880	11,820				254,997
MIP		3/12/2018	32,000	128,000	206,000

Mary M. Thompson
Stock Options	2/28/2018	2/24/2018								11,933	32.36	148,744
RSUs	2/28/2018	2/24/2018							4,596			148,727
PSUs	2/28/2018	2/24/2018				4,597	9,193	13,790				297,485
MIP		3/12/2018	64,125	128,250	192,375

(1)

Amounts shown in this column represent the potential cash payout amounts under the 2018 cash bonus program.  The actual cash payout amounts are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

Amounts represent the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. For a discussion of assumptions made in determining the grant date fair value of stock options granted by the Company, see Note 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Amounts related to PSUs represent the value at the grant date based upon the probable outcome of the performance conditions.

(3)

Effective at the end of the Consulting Period on March 4, 2019, Ms. Blake forfeited the following amounts from her February 28, 2018 equity grants: 5,682 shares related to her stock option grant, 2,189 RSUs and all of her PSUs.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth certain information regarding equity awards that have been granted to our named executive officers and that were outstanding as of December 31, 2018:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Gerald R. Mattys	118,002	—		0.96	10/13/2023	30,000	(3)	1,366,500	7,726	(6)	351,919
	—	20,056	(2)	32.36	2/28/2025	18,306	(4)	833,838
						7,725	(5)	351,874

Brent A. Moen	—	12,006	(7)	62.99	11/7/2025	4,762	(8)	216,909	1,349	(6)	61,447

Lynn L. Blake	5,252	20,992	(9)	10.00	4/27/2026	10,504	(10)	478,457	2,627	(6)	119,660
	—	8,523	(2)	32.36		7,628	(11)	347,455
						3,283	(12)	149,541

Robert J. Folkes	9,132	—		1.55	4/20/2021	17,400	(3)	792,570	2,627	(6)	119,660
	30,000	—		0.96	10/13/2023	7,628	(4)	347,455
	—	6,819	(2)	32.36	2/28/2025	2,626	(5)	119,614

Bryan F. Rishe	35,460	—		1.55	4/20/2021	13,500	(3)	614,925	3,940	(6)	179,467
	31,914	—		0.96	10/13/2023	8,390	(4)	382,165
	—	10,228	(2)	32.36	2/28/2025	3,940	(5)	179,467

Mary M. Thompson	—	11,933	(2)	32.36	2/28/2025	14,100	(3)	642,255	4,597	(6)	209,393
						6,102	(4)	277,946
						4,596	(5)	209,348

(1)	Market value is calculated by multiplying the number of shares by $45.55, the closing sale price per share of our common stock on the Nasdaq Global Market on December 31, 2018.
(2)

This option vests as follows: one-third of the shares vest on each of the first three anniversaries of the grant date of February 28, 2018, subject to continued service on each vesting date. Effective at the end of the Consulting Period on March 4, 2019, Ms. Blake forfeited the unvested 5,682 shares related to this stock option held by her.

(3)	Represents RSUs that vested on January 1, 2019.
(4)	Represents RSUs that vest 50% on May 10, 2019 and 50% on May 10, 2020, subject to continued service on each vesting date.
(5)	Represents RSUs that vest one-third on each of the first three anniversaries of the grant date of February 28, 2018, subject to continued service on each vesting date.
(6)

Represents the threshold number of PSUs that can be earned based on the results of performance measures in 2019. The PSUs will vest as follows: 33% of earned units will vest upon the Compensation Committee certifies degree to which performance goals have been satisfied and the remaining 67% will vest on the first anniversary of the initial vest date.    Effective at the end of the Consulting Period on March 4, 2019, Ms. Blake’s PSUs  were forfeited.

(7)	This option vests as follows: one-third of the shares vest on each of the first three anniversaries of Mr. Moen’s start date of September 2, 2018, subject to continued service on each vesting date.

(8)	Represents RSUs that vest one-third on each of the first three anniversaries of Mr. Moen’s start date of September 2, 2018, subject to continued service on each vesting date.
(9)

The option vests in a series of successive monthly installments upon completion of each additional month of service, subject to continued service on each vesting date.  Effective at the end of the Consulting Period on March 4, 2019, Ms. Blake forfeited the unvested 18,366 shares related to this stock option.

(10)

Represents RSUs that vest in a series of successive quarterly installments upon completion of each additional quarter of service, subject to continued service on each vesting date. Effective at the end of the Consulting Period on March 4, 2019, the remaining 5,254 unvested RSUs were forfeited.

(11)

Represents RSUs that vest 50% on May 10, 2019 and 50% on May 10, 2020, subject to continued service on each vesting date.  Effective at the end of the Consulting Period on March 4, 2019, the remaining 7,628 unvested RSUs were forfeited.

(12)

Represents RSUs that vest one-third on each of the first three anniversaries of the grant date of February 28, 2018, subject to continued service on each vesting date. Effective at the end of the Consulting Period on March 4, 2019, the remaining 2,189 unvested RSUs were forfeited.

Option Exercises and Stock Vested for Fiscal 2018

The following table sets forth certain information regarding option exercises by our named executive officers in the year ended December 31, 2018, and RSUs held by our named executive officers that vested in the year ended December 31, 2018:

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized	Shares Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Gerald R. Mattys	236,520	11,425,783	39,153	1,286,045
Brent A. Moen	—	—	—	—
Lynn L. Blake	36,758	2,166,775	24,813	1,107,700
Robert J. Folkes	75,404	3,772,356	21,213	677,820
Bryan F. Rishe	—	—	17,695	582,186
Mary M. Thompson	4,425	240,149	17,151	547,500

(1)

Represents the difference between the option exercise price and the closing price of our common stock, as reported on the Nasdaq Global Market, on the date of exercise, multiplied by the number of shares of our common stock underlying the stock options that were exercised.

(2)	Represents the closing price of our common stock, as reported on the Nasdaq Global Market, on the date of vesting, multiplied by the number of shares of common stock underlying RSUs that vested.

Severance and Restrictive Covenant Arrangements

Prior to the adoption of our Severance Plan on November 1, 2018, we had entered into employment agreements with each of our named executive officers, other than Mr. Moen. The employment agreements provided for certain payments upon various employment termination scenarios. In connection with the adoption of the Severance Plan, each of our named executive officers then employed by us terminated his or her employment agreement, if applicable, and entered into a Restrictive Covenants Agreement with us.  Each named executive officer (other than Ms. Blake) became and currently is a participant in the Severance Plan. The terms of the Severance Plan are summarized below under “—Potential Payments Upon Termination or Change in Control.”

The Restrictive Covenants Agreements with each of our named executive officers who is currently an employee of ours provide that, among other matters, while the executive officer is employed by us and for a period of 12 months thereafter, he or she will not (i) engage in any competitive business, subject to certain exceptions; (ii) solicit, hire or engage our employees or contractors, or certain former employees; and (iii) solicit, request, advise or induce customers, suppliers or other business contacts of ours to cancel, curtail or otherwise adversely change its relationship with us. Under the Restrictive Covenants Agreements, each executive officer also agrees to disclose and assign to us any and all improvements and inventions that he or she conceives or reduces to practice during his or her employment. In addition, the Restrictive Covenants Agreements contain customary confidentiality provisions.

Potential Payments Upon Termination or Change in Control

Severance Plan

Each of Messrs. Mattys, Moen, Folkes and Rishe and Ms. Thompson are participants in the Severance Plan. Under the Severance Plan, a participant will be entitled to receive the specified severance benefits if his or her employment is terminated (i) at our initiative other than for Cause (as defined below) or (ii) by the participant for Good Reason (as defined below) (each such type of termination, a “Qualifying Severance Event”). A participant who experiences a Qualifying Severance Event will be eligible to receive certain severance benefits under the Severance Plan, including:

•	if the Qualifying Severance Event occurs prior to a Change in Control (as defined below), payment of:

o

an amount equal to two times (for our Chief Executive Officer) or one times (for all other participants) his or her annualized base salary as of the termination date, payable in accordance with our regular payroll schedule for 24 months (for our Chief Executive Officer) or 12 months (for all other participants) thereafter; and

o

the portion of the premium costs that we would have paid, if the participant had remained employed by us, for any continued group health insurance coverage following the termination date, at the same level of coverage, for a period of 18 consecutive months (for our Chief Executive Officer ) or 12 consecutive months (for all other participants) after the termination date (or until group health or dental coverage from another employer is received, if earlier); and

•	if the Qualifying Severance Event occurs within 12 months after a Change in Control, payment of:

o

an amount equal to two times (for our Chief Executive Officer) or one times (for all other participants) the sum of (i) his or her annualized base salary as of the termination date, plus (ii) his or her target incentive bonus as of the termination date, payable in a lump sum on the first payroll date occurring more than 60 days after the termination date; and

o

the portion of the premium costs that we would have paid, if the participant had remained employed by us, for any continued group health insurance coverage following the termination date, at the same level of coverage, for a period of 18 consecutive months (for our Chief Executive Officer) or 12 consecutive months (for all other participants) after the termination date (or until group health or dental coverage from another employer is received, if earlier).

In addition, if a participant experiences a Qualifying Severance Event and the termination date occurs:

•

before a Change in Control, then with respect to any equity-based award that has been granted to him or her under one of our equity plans and is outstanding and not fully vested on such termination date (an “Equity Award”), a pro rata portion of the unvested portion of such Equity Award will vest as of the date the participant’s release of claims becomes irrevocable; and

•

within 12 months after a Change in Control, then the unvested portion of any Equity Award that is outstanding on such termination date will vest as of the date the participant’s release becomes irrevocable.

In either case, if the Equity Award is subject to the satisfaction of performance goals over a performance period, the number of shares or units for purposes of the above determinations will be the number of target shares or units in the award. Further, if an Equity Award is a stock option or stock appreciation rights award that vests as provided above, it will remain exercisable to the extent so vested for one year after the termination date.

Under the Severance Plan, “Cause” is generally defined as: an act or acts of dishonesty intended to result in personal gain or enrichment at the expense of the Company; unlawful conduct or gross misconduct that is materially injurious to the Company; being convicted of a felony; or any material breach of a written agreement between the participant and the Company that has not been cured within 15 days following notice.

Under the Severance Plan, “Good Reason” generally means the occurrence of any of the following events without the participant’s consent: the assignment of the participant to a position with responsibilities or duties of a materially lesser status or degree than his or her position as of the date the Severance Plan was adopted; any material breach of any terms or conditions of any written agreement between the Company and the participant by the Company not caused by the participant; or the requirement by the Company that the participant relocate out of the Minneapolis/St. Paul Metropolitan area or metropolitan area designated by the Company at the later of the participant’s initial employment date or the date the Severance Plan was adopted. Certain notice and timing requirements apply for a termination to qualify as being for “Good Reason.”

The Severance Plan defines “Change in Control” by reference to the definition of that term in the 2016 Plan, which is discussed below under “—Equity Awards – 2016 Plan.”

To receive benefits under the Severance Plan, a participant must sign and not rescind a release in a form approved by us. Payment of severance benefits under the Severance Plan is also subject to other conditions, and will be terminated if the participant violates his or her ongoing obligations with respect to non-disclosure of confidential information, assignment of intellectual property, non-competition and non-solicitation.

Equity Awards

2007 Stock Option Plan.  Under our 2007 Omnibus Stock Plan (the “2007 Plan”), pursuant to which stock option awards are outstanding and held by certain named executive officers, upon the termination of an optionee’s employment with us: (i) options that are not then vested and exercisable shall immediately terminate; (ii) if the termination is due to death or disability, options shall remain exercisable for one year after such termination to the extent they were exercisable immediately before such termination; (iii) if the termination is for “cause,” outstanding options shall immediately terminate upon such termination; and (iv) if the termination is for any reason other than death, disability or cause, then they shall remain exercisable for three months following such termination to the extent they were exercisable immediately before such termination. In no event, however, will an option remain exercisable past its originally scheduled expiration date. If a non-employee director’s service relationship with the Company terminates, any stock option will remain exercisable for the remainder of its scheduled term to the extent it was exercisable immediately before such termination.

In the event of a change in control of our Company, the plan administrator may, in its discretion, cause any outstanding option to immediately become vested and exercisable in full and to remain exercisable during its scheduled term. The plan administrator may also cause outstanding options to be assumed or replaced by an acquirer in a merger, consolidation or sale of substantially all of the Company’s assets, or provide for outstanding options to be cancelled upon a change in control in exchange for a cash payment reflecting the intrinsic value of the options. Unless otherwise provided in an agreement with our Company, if the accelerated vesting of an award or payment of cash in exchange for an award that would otherwise occur in connection with a change in control would, together with any other payments to the same individual that are deemed contingent on a change in control, be characterized as a “parachute payment” under Internal Revenue Code Section 280G, then accelerated vesting or payment of cash in exchange for an award shall be reduced to the extent necessary to avoid the imposition of the excise tax imposed by Internal Revenue Code Section 4999. For purposes of the 2007 Plan, “change in control” generally refers to a person or group acquiring beneficial ownership of 50% or more of the combined voting power of the Company’s voting securities; or a majority of the members of the Company’s Board of Directors cease to be “continuing” directors; or a merger, consolidation or statutory share exchange involving the Company, a sale of all or substantially all of the Company’s assets or the liquidation or dissolution of the Company will constitute a change in control only upon consummation of the transaction.

2016 Plan.  Generally, the award agreements with respect to RSUs, stock options and PSUs granted under the 2016 Plan to the named executive officers provide that, except with respect to terminations following certain corporate transactions described below or due to death or disability, upon termination of the officer’s service with our Company, all unvested and unexercisable portions of his or her outstanding awards will immediately be forfeited. If a named executive officer’s service with our Company terminates other than for cause (as defined in the 2016 Plan), death or disability, the vested and exercisable portions of the officer’s outstanding option awards generally will remain exercisable for three months after termination. Upon termination for cause, all unexercised stock option awards will be forfeited.

Upon termination of a named executive officer’s service with our Company due to death or disability, all unvested RSUs will vest as of such termination date, and all stock options will vest as of such termination date and will generally remain exercisable for one year thereafter. With respect to outstanding PSUs, in the event of the termination of a named executive officer’s service with our Company by reason of disability, (i) if such termination occurs prior to the date the Compensation and Organization Committee certifies the number of earned PSUs, he or she will be entitled to have vest, on that certification date, a pro rata portion of the earned PSUs, which pro rata portion will be based on the number of days he or she was employed in the applicable performance period; or (ii) if such termination occurs after the date the Committee certifies the number of earned PSUs, he or she will be entitled to have vest, on the termination date, all unvested earned PSUs. Further with respect to outstanding PSUs, in the event of the termination of a named executive officer’s service with our Company due to death, (i) if such termination occurs prior to the date the Compensation and Organization Committee certifies the number of earned PSUs, he or she will be entitled to have vest, on the termination date, a pro rata portion of the target number of PSUs applicable to that officer, which pro rata portion will be based on the number of days he or she was employed in the applicable performance period; or (ii) if such termination occurs after the date the Committee certifies the number of earned PSUs, he or she will be entitled to have vest, on the termination date, all unvested earned PSUs.

Unless otherwise provided in an award agreement, in the event of a change in control that is a corporate transaction, the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2016 Plan. Our award agreements with our named executive officers generally provide that if awards granted to the executive officer under the 2016 Plan are continued, assumed or replaced in connection with a change in control and if within one year after the transaction the executive officer experiences an involuntary termination of service other than for cause, or terminates his or her employment for good reason, the executive officer’s outstanding: (i) RSUs will vest in full; (ii) stock options will vest in full and will remain exercisable for one year following termination; and (iii) PSUs will vest in an amount equal to (a) the target number of PSUs applicable to that officer or, if the performance period has ended, the number of earned PSUs applicable to that officer, minus (b) the number of PSUs that vested prior such termination date.

If awards granted to any named executive officer are not continued, assumed or replaced in connection with a change in control, then (i) any outstanding RSUs will vest immediately prior to the transaction, (ii) any outstanding stock options will become fully exercisable for a period of time prior to the transaction and terminate at the time of the transaction; and (iii) any outstanding PSUs will vest in an amount equal to: (a) if the performance period has not ended, the target number of PSUs applicable to that executive officer, or (b) if the performance period has ended, the number of earned PSUs applicable to that executive officer minus the number of PSUs that vested prior to the date of the change in control. Alternatively, the Compensation and Organization Committee may provide for the cancellation of any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the transaction for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

In the event of a change in control that does not involve a corporate transaction, the Compensation and Organization Committee, in its discretion, may take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award, or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.

For purposes of the 2016 Plan, a “change in control” generally refers to a corporate transaction (as defined in the next sentence), the acquisition by a person or group of more than 50% of the combined voting power of our stock, or our “continuing directors” ceasing to constitute a majority of the members of the Board of Directors. A “corporate transaction” generally refers to (i) a sale or other disposition of all or substantially all of the assets of our Company, or (ii) a merger, consolidation, share exchange or similar transaction involving our Company, regardless of whether our Company is the surviving corporation.

Potential Payments Table

The table below reflects the estimated value of compensation and benefits payable to each of our named executive officers upon the occurrence of certain events. The amounts in the table are based on a hypothetical termination of employment (or for Ms. Blake, termination of her service as a consultant)  or change in control date on December 31, 2018.

	Involuntary Termination: Without Cause or for Good Reason Prior to a Change in Control	Involuntary Termination: Without Cause or for Good Reason Within 12 Months Following a Change in Control	Termination Due to Death or Disability	Change in Control and Equity Awards Not Assumed
Name/Benefits	($)	($)	($)	($)
Gerald R. Mattys
Base salary	1,170,000	1,170,000	—	—
Annual bonus	—	742,500	—	—
Health benefits	15,710	15,710	—	—
Value of accelerated stock options(1)	73,851	264,539	264,539	264,539
Value of accelerated RSUs(2)	1,729,397	2,552,212	2,552,212	2,552,212
Value of accelerated PSUs(2)(3)	351,919	703,793	351,919	703,793
Total	3,340,877	5,448,754	3,168,670	3,520,544

Brent A. Moen
Base salary	321,000	321,000	—	—
Annual bonus	—	53,207	—	—
Health benefits	12,419	12,419	—	—
Value of accelerated stock options(1)	—	—	—	—
Value of accelerated RSUs(2)	11,342	216,909	216,909	216,909
Value of accelerated PSUs(2)(3)	61,447	122,894	61,447	122,894
Total	406,208	726,429	278,356	339,803

Lynn L. Blake
Base salary	—	—	—	—
Annual bonus	—	106,845	106,845	106,845
Health benefits	—	—	—	—
Value of accelerated stock options(1)	—	858,684	858,684	858,684
Value of accelerated RSUs(2)	—	975,453	975,453	975,453
Value of accelerated PSUs(2)(3)	—	239,274	119,660	239,274
Total	—	2,180,256	2,060,642	2,180,256

Potential Payments Table (cont.)

	Involuntary Termination: Without Cause or for Good Reason Prior to a Change in Control	Involuntary Termination: Without Cause or for Good Reason Within 12 Months Following a Change in Control	Termination Due to Death or Disability	Change in Control and Equity Awards Not Assumed
Name/Benefits	($)	($)	($)	($)
Robert J. Folkes
Base salary	335,000	335,000	—	—
Annual bonus	—	157,500	—	—
Health benefits	10,473	10,473	—	—
Value of accelerated stock options(1)	25,101	89,943	89,943	89,943
Value of accelerated RSUs(2)	935,734	1,259,640	1,259,640	1,259,640
Value of accelerated PSUs(2)(3)	119,660	239,274	119,660	239,274
Total	1,425,968	2,091,830	1,469,243	1,588,857

Bryan F. Rishe
Base salary	340,000	340,000	—	—
Annual bonus	—	128,000	—	—
Health benefits	12,419	12,419	—	—
Value of accelerated stock options(1)	37,657	134,907	134,907	134,907
Value of accelerated RSUs(2)	786,330	1,176,557	1,176,557	1,176,557
Value of accelerated PSUs(2)(3)	179,467	358,934	179,467	358,934
Total	1,355,873	2,150,817	1,490,931	1,670,398

Mary M. Thompson
Base salary	345,000	345,000	—	—
Annual bonus	—	128,250	—	—
Health benefits	10,473	10,473	—	—
Value of accelerated stock options(1)	43,936	157,396	157,396	157,396
Value of accelerated RSUs(2)	788,471	1,129,549	1,129,549	1,129,549
Value of accelerated PSUs(2)(3)	209,393	418,741	209,393	418,741
Total	1,397,273	2,189,409	1,496,338	1,705,686

(1)

The value of the accelerated stock options is calculated based on the number of shares of our common stock subject to accelerated unvested stock options multiplied by the difference between $45.55, the closing price for a share of our common stock on the Nasdaq Global Market on December 31, 2018, and the per share exercise price.

(2)	The value of accelerated RSUs and PSUs is determined by multiplying the number of accelerated unvested units by $45.55, the closing price for our common stock on December 31, 2018.
(3)

Amounts in the “Involuntary Termination:  Without Cause or for Good Reason Prior to a Change in Control” column utilized the performance period of January 1, 2018 - December 31, 2019 for purposes of the pro rata calculation of the number of PSUs for which vesting would be accelerated. Amounts in the “Termination Due to Death or Disability” column related to a termination due to disability are calculated based on the target number of PSUs, since the number of earned PSUs is unknown at this time.

CEO PAY RATIO

The following is the annual disclosure of the ratio of our median employee’s annual total compensation to the annual total compensation of Gerald R. Mattys, our Chief Executive Officer (our “CEO”).  This is the first year that we are required to include this CEO pay ratio disclosure in our proxy statement, since it was not required in prior years when we were an emerging growth company.

For 2018:

•	the annual total compensation of our median employee was $77,245; and
•	the annual total compensation of our CEO, as reported in the 2018 Summary Compensation Table included in this Proxy Statement, was $2,049,160.

Based on this information for 2018, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 27:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee as of December 31, 2018, at which time we had approximately 499 employees, all of whom are U.S. employees. Our median employee was identified based on the cash compensation paid related to 2018 to all members of our workforce including full-time and part-time employees, other than our CEO, who were employed on December 31, 2018.  We annualized the cash compensation of employees who were employed on December 31, 2018 but had not worked for us for all of 2018.

For purposes of determining the cash compensation paid related to 2018, we included the amount of base salary the employee received during 2018 and the amount of any cash incentives earned in 2018.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the 2018 Summary Compensation Table disclosed above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,076,535	(2)	17.94	(3)	6,704,266	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	1,076,535	(2)	17.94	(3)	6,704,266	(4)

(1)	Includes the 2016 Plan and the ESPP.
(2)

Consists of stock options, RSUs and PSUs. The number of PSUs included in these amounts consists of the maximum number of shares that participants are eligible to receive if applicable performance metrics are fully achieved under the terms of the outstanding PSUs. The actual number of shares that will be issued pursuant to outstanding PSU awards depends on performance in 2019.

(3)

Represents the weighted average exercise price of outstanding stock options. Does not take into account the outstanding RSUs and PSUs which, when settled, will be settled in shares of our common stock on a one-for-one basis at no additional cost.

(4)

Consists of shares available for awards under the 2016 Plan and the ESPP as of December 31, 2018. As of December 31, 2018, there were no shares available for new awards under the 2007 Plan. The 2016 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2016 Plan automatically increases on January 1 of each year beginning on January 1, 2017 and ending on January 1, 2026 in an amount equal to the lesser of: (i) 5% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year; (ii) 2,500,000 shares; or (iii) a number of shares determined by our Board of Directors. As of December 31, 2018, there were 5,161,690 shares available for future awards under the 2016 Plan. The ESPP also contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the ESPP shall automatically increase on January 1 of each year beginning on January 1, 2017 and ending on January 1, 2026 in an amount equal to the lesser of: (i) 1% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year; (ii) 500,000 shares; or (iii) a number of shares determined by our Board of Directors. As of December 31, 2018, there were 1,542,576 shares available for issuance under the ESPP, of which 42,255 shares were subject to purchase based upon the payroll withholdings to that date under the ESPP for the current purchase period.

PROPOSAL 5

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR STOCKHOLDERS TO AMEND OUR BY-LAWS

We propose to adopt an amendment (the “Proposed Amendment”) to the Company’s Fourth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) that would eliminate the supermajority vote requirement for stockholders to amend our By-Laws and replace it with a majority vote standard.

Currently, Article 6 of our Certificate of Incorporation provides that our By-Laws may only be amended by our Board of Directors or 66.67% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors. Article IX of our By-Laws contains a similar supermajority vote requirement to amend the By-Laws.

The Nominating and Corporate Governance Committee and our Board of Directors regularly consider a broad range of corporate governance issues and is committed to adopting governance practices that are the most beneficial to the Company and its stockholders. Our Board believes that the current supermajority vote requirement helps ensure stability of the Company’s governance and helps reinforce the Board’s commitment to long-term stockholder value. However, our Board recognizes that allowing stockholders to amend the By-Laws by majority vote would enhance their rights and their ability to express their views on the provisions of one of the Company’s principal governance documents.

After careful deliberation and upon the recommendation of the Nominating and Corporate Governance Committee, our Board approved the Proposed Amendment and resolved to submit the Proposed Amendment to stockholders for their approval. If the Proposed Amendment is approved by our stockholders, the Proposed Amendment will become effective upon the filing of the Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. In addition, if the Proposed Amendment is approved by our stockholders, our By-Laws will also be amended to eliminate the similar supermajority vote requirement.

If the Proposed Amendment is not approved by our stockholders, our Certificate of Incorporation will remain unchanged.

This general description of the Proposed Amendment is qualified in its entirety by reference to the text of the Proposed Amendment, which is attached as Appendix B to this Proxy Statement marked to reflect the changes contemplated by the Proposed Amendment.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR the approval of the amendment to our Certificate of Incorporation to eliminate the supermajority voting requirement for stockholders to amend our By-Laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 11, 2019, for: each person known to the Company to be the beneficial owner of more than 5% of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to the Company that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 18,805,554 shares of our common stock outstanding as of March 11, 2019. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 11, 2019, including upon the exercise of stock options and the vesting of RSUs. These shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name of Beneficial Owner	Amount and Nature of Ownership	Percentage of Class
5% or Greater Stockholders
BlackRock, Inc. (1)
55 East 52nd Street, New York, NY 10055	2,645,719	14.1%
Waddell & Reed Financial, Inc. (2)
6300 Lamar Avenue, Overland Park, KS 66202	1,243,072	6.7%
The Vanguard Group (3)
100 Vanguard Blvd., Malvern, PA 19355	1,064,798	5.7%

Named Executive Officers and Directors
Peter H. Soderberg (4)	337,636	1.8%
Gerald R. Mattys (5)	376,676	2.0%
William W. Burke (6)	22,740	*
Raymond O. Huggenberger (7)	6,079	*
Richard J. Nigon (8)	157,023	*
Cheryl Pegus (9)	6,868	*
Kevin H. Roche (10)	78,912	*
Brent A. Moen(11)	900	*
Lynn L. Blake (12)	26,208	*
Robert J. Folkes (13)	125,861	*
Bryan F. Rishe (14)	119,642	*
Mary M. Thompson (15)	10,598	*
All current executive officers and directors as a group (11 persons) (16)	1,242,935	6.5%

*Less than 1%.

(1)

Based on a Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc., that it has sole voting power with respect to 2,608,887 shares and sole dispositive power with respect to 2,645,719 shares of our common stock.

(2)

Based on a Schedule 13G/A filed with the SEC on February 14, 2019 by Waddell & Reed Financial, Inc. and its investment advisory subsidiary Ivy Investment Management Company, that they have sole voting power and sole dispositive power with respect to 1,243,072 shares of our common stock.

(3)

Based on Schedule 13G filed with the SEC on February 12, 2019 by The Vanguard Group, that it has sole voting power with respect to 36,105 shares, shared voting power with respect to 1,100 shares, sole dispositive power with respect to 1,029,293 shares and shared dispositive power with respect to 35,505 shares of our common stock.

(4)

Includes 236,450 shares held by Worthy Ventures Resources, LLC, of which Mr. Soderberg serves as manager, 91,681 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019,  826 RSUs that are vested as of March 11, 2019 but have not settled and 1,373 RSUs that are scheduled to vest within 60 days following March 11, 2019.

(5)

Includes 124,687 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019, and 9,153 RSUs that are scheduled to vest within 60 days following March 11, 2019.

(6)

Includes 20,761 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019, and 1,373 RSUs that are scheduled to vest within 60 days following March 11, 2019.

(7)

Includes 3,462 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019, and 1,373 RSUs that are scheduled to vest within 60 days following March 11, 2019.

(8)

Includes 20,761 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019, 3,039 RSUs that are vested as of March 11, 2019 but have not settled, 1,373 RSUs that are scheduled to vest within 60 days following March 11, 2019, and 95,119 shares held indirectly by Mr. Nigon through various IRA accounts and a trust.

(9)

Includes 3,311 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019, and 1,373 RSUs that are scheduled to vest within 60 days following March 11, 2019.

(10)

Includes 25,755 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019, and 1,373 RSUs that are scheduled to vest within 60 days following March 11, 2019.

(11)

Includes no shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019, and no RSUs that are scheduled to vest within 60 days following March 11, 2019.

(12)

Includes 10,719 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019, and no RSUs that are scheduled to vest within 60 days following March 11, 2019.

(13)

Includes 22,273 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019, and 3,813 RSUs that are scheduled to vest within 60 days following March 11, 2019.

(14)

Includes 70,783 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019, and 4,195 RSUs that are scheduled to vest within 60 days following March 11, 2019.

(15)

Includes 3,977 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019, and 3,051 RSUs that are scheduled to vest within 60 days following March 11, 2019.

(16)

Includes  387,451 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 11, 2019, 3,865 RSUs that are vested as of March 11, 2019 but have not settled and 28,450 RSUs that are scheduled to vest within 60 days following March 11, 2019.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During 2018, the members of our Compensation and Organization Committee were William W. Burke, Jordan Davis (until March 7, 2018), Raymond O. Huggenberger and Cheryl Pegus (beginning March 12, 2018), none of whom is or has been our current or former officer or employee or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

Policy for Approval of Related Person Transactions

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. An executive officer is to present a transaction with a related party to the Audit Committee, which is then responsible for approving or denying the transaction. The Audit Committee bases its decision on factors including but not limited to the following:

•	whether the terms are fair to our Company;
•	the role the related person has played in arranging the transaction;
•	the structure of the transaction; and
•	the interests of all related persons in the transaction.

Transactions with Related Persons

Since January 1, 2018, we have not been a party to any, and there are no currently proposed, transactions in which the amount exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Indemnification Agreements.  Our Certificate of Incorporation contains provisions limiting the liability of directors, and our Certificate of Incorporation and our By-Laws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and By-Laws also provide our Board of Directors with discretion to indemnify our employees and agents when determined appropriate by the board. In addition, we have entered into agreements to indemnify our directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our records and other information, we believe that during the year ended December 31, 2018, all Reporting Persons complied with all Section 16(a) reporting requirements, except for four Forms 4 that were filed late. Those forms included two reporting stock option exercises and open market sales pursuant to Rule 10b5-1 plans by Mr. Folkes, one reporting an open market sale pursuant to a Rule 10b5-1 plan by Mr. Rishe and one reporting a stock option exercise and open market sales pursuant to a Rule 10b5-1 plan by Ms. Thompson.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement and 2018 Annual Report to Stockholders, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Tactile Systems Technology, Inc., 1331 Tyler Street NE, Suite 200, Minneapolis, Minnesota 55413, Attention: Corporate Secretary or call us at (612) 355-5100. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address or telephone number.

AVAILABILITY OF FORM 10-K

Stockholders may receive, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, including financial statements (and excluding exhibits, which are available for a reasonable fee), by written request to our Corporate Secretary at Tactile Systems Technology, Inc., 1331 Tyler Street NE, Suite 200, Minneapolis, Minnesota 55413. Our Form 10-K is also available on our website in the “Investors—Annual Reports & SEC Filings” section of our website at www.tactilemedical.com.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the Audit Committee Report and the Compensation Committee Report included in this Proxy Statement shall not be incorporated by reference in any such filings.

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA is referenced in this Proxy Statement and represents net income less interest income, net, less income tax benefit, plus depreciation and amortization, plus stock-based compensation expense and plus impairment charges and inventory write-offs. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of Net Income to Adjusted EBITDA:

(In thousands)	Year Ended December 31, 2018
Net income	$6,623
Interest Income, net	(413)
Income tax benefit	(3,147)
Depreciation and amortization	3,635
Stock-based compensation	7,974
Impairment charges and inventory write-offs	2,534
Adjusted EBITDA	$17,206

APPENDIX B

PROPOSED AMENDMENT TO THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TACTILE SYSTEMS TECHNOLOGY, INC.

(Text to be deleted is stricken through; text to be added is underlined)

ARTICLE 6

BY-LAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend and repeal the by-laws of the Corporation, subject to the power of the holders of capital stock of the Corporation to adopt, amend or repeal the by-laws; provided, however, that, with respect to the power of holders of the capital stock to adopt, amend and repeal by-laws of the Corporation, notwithstanding any other provision of the by-laws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the by-laws or any Preferred Stock, the affirmative vote of the holders of at least ~~66.67%~~ a majority of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

TACTILE SYSTEMS TECHNOLOGY, INC. 1331 TYLER STREET NE SUITE 200 MINNEAPOLIS, MN 55413 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/08/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/08/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Elect seven directors Nominees 01 William W. Burke 02 Raymond O. Huggenberger 03 Gerald R. Mattys 04 Richard J. Nigon 05 Cheryl Pegus 06 Kevin H. Roche 07 Peter H. Soderberg The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019. 5. Approve an amendment to our Certificate of Incorporation to eliminate the supermajority voting requirement for stockholders to amend our By-Laws. 3. Approve, on advisory basis, the compensation of our named executive officers. The Board of Directors recommends you 1 year 2 years 3 years Abstain NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. Please indicate if you plan to attend this meeting Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000396485_1 R1.0.1.18 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and the Annual Report are available at www.proxyvote.com TACTILE SYSTEMS TECHNOLOGY, INC. Annual Meeting of Stockholders May 9, 2019 8:30 AM This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) Gerald R. Mattys and Brent A. Moen, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all of the shares of Common Stock of TACTILE SYSTEMS TECHNOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, CDT on 5/9/2019, at Faegre Baker Daniels LLP, Wells Fargo Center, Suite 2200, 90 South Seventh Street, Minneapolis, Minnesota 55402, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000396485_2 R1.0.1.18